OPTION AGREEMENT - IRON HORSE PROPERTY

THIS AGREEMENT dated for reference April 3, 2003, and executed the 8 day of April, 2003.

BETWEEN

RICH RIVER EXPLORATION LTD., of RO. Box 131,

Grindrod, in the Province of British Columbia, VOE 1YO

(hereinafter referred to as the “Optionor”),

OF THE FIRST PART

AND

LOGAN RESOURCES LTD., a British Columbia company with offices at Suite 1022-470 Granville Street, in the City of Vancouver, in the Province of British Columbia, V6C 1VS

(hereinafter referred to as the “Optionee”),

OF TILE SECOND PART

WHEREAS:

A. The Optionor wishes to grant an option over its entire interest in certain mineral claims, more particularly described in Schedule “A” attached hereto and forming part of this Agreement which shall hereinafter be referred to as the “Property”;

B. The Optionor has agreed to grant to the Optionee the exclusive option to purchase lOO% of the Optiono?s interest in the Property, and the Optionee is desirous of obtaining an option to purchase the said interest upon the same terms and subject to the conditions herein contained.

NOW THEREFORE in consideration of the premises and of the mutual covenants, conditions and provisos herein contained, the parties hereto agree as follows:

1. DEFINITIONS

In this Agreement:

(a)

“Commercial Production Date” means the last day of a period of 90 consecutive days during which Ore is mined from the Property and processed at a rate not less than 80% of the design capacity of the mine and plant. it is agreed that the sale of any Ore or minerals from a pilot plant or other operations carried on with a view to testing such Ores or the procedures for treating the same shall not constitute commercial production;

(b)

“Exchange” means the TSX Venture Exchange;

(c)

“Net Smelter Returns” means the gross proceeds received by the Optionee in any year from the sale of Product from the mining operation on the Property, less:

(i)

the cost of insurance and transportation of such Product to a smelter or other place of treatment, and

(ii)

smelter and treatment charges;

(d)

“Ore” means any material containing a mineral or minerals of commercial economic value mined from the Property;

(e)

‘Product” means Ore mined from the Property and any concentrates or other materials or products derived therefrom, provided, however that if any such Ore, concentrates or other materials or products are thither treated as part of the mining operation in respect of the Property, such Ore, concentrates or other materials or products shall not be considered to be “Product” until after they have been so treated;

(f)

“Property” means the mineral claims located in the Osoyoos Mining District of British Columbia commonly known as the Iron Horse Property, and more particularly described on Schedule “A” attached hereto which forms part of this Agreement;

(g)

“Option1’ means the Option to acquire 100% of the Optionor’s interest in the Property as provided for under paragraph 2. 1 hereof;

(h)

“Option Date” means April 3, 2003; and

(i)

“Royalty” means the 3% Net Smelter Returns royalty retained by the Optionor.

1.2

All references to currency in this Agreement shall mean Canadian dollars unless otherwise stated.

2.

OPTION PAYMENTS AND COMMITMENTS

2. 1

The Optionee shall have the right to acquire 1 00% of the Optionor’s interest in the Property, subject to the reservation of the Royalty by the Optionor, upon the following terms:

(a)

Cash Payments. The Optionee shall, subject to paragraph 19.3, pay to the Optionor the sum of $75,000 to the Optionor as follows:

(i)

$5,000 within five business days from the date of acceptance of this Agreement by the Exchange;

(ii)

$10,000 on or before the first anniversary of the Option Date;

(iii)

$25,000 on or before the second anniversary of the Option Date; and (iv) $35,000 on or before the third anniversary of the Option Date.

(b)

Share Consideration. The Optionee shall issue and deliver to the Optionor a total of 300,000 common shares in the capital of the Optionee, as such shares were constituted on the Option Date, in accordance with the following schedule:

(i)

50,000 shares within five business days of the date of acceptance of this Agreement by the Exchange;

(ii)

75,000 shares on or before the first anniversary of the Option Date;

(iii) 75,000 shares on or before the second anniversary of the Option Date; and

(iv) 100,000 shares on or before the third anniversary of the Option Date.

2.2

The Optionee shall have the right, but not the obligation, to accelerate any or all of the option payments described in paragraph 2, 1. hi addition, during the term of the Option, the Optionee shall be responsible for making all payments required to keep the Property in good standing.

2.3 With respect to the share issuanees described in sub-paragraph 2.1 (b) of this Agreement, the common shares of the Optionee shall be, when issued, filly paid and non-assessable common shares in the capital of the Optionee and will be free and clear of all liens, charges, encumbrances, save for a hold period as imposed by applicable securities legislation or the Exchange.

2.4 In the event of any subdivision, consolidation or other change in the share capital of the Optionee while the Option is outstanding, the number of shares to be issued to the Optionor shall be adjusted in accordance with such subdivision, consolidation or other change in the share capital of the Optionee.

3. ACQUISITION OF INTEREST

3. 1 Upon the completion by the Optionee of the payments and share issuances set out in paragraph 2. 1 of this Agreement, the Optionee shall have earned 100% of the Optionor’s entire interest in the Property, subject only to the Royalty interest reserved to the Optionor pursuant to paragraph 6. I.

4. ACCESS TO PROPERTY

4. 1 The Optionee and its employees, representatives, consultants and agents and any person duly authorized by the Optionee shall have the sole and exclusive right and option subject to the provisions of sub-paragraph 9.2(h) and subject to any applicable government regulations or laws to:

(a)

enter upon the Property;

(b)

have exclusive and quiet possession thereof;

(c)

do such prospecting, exploration, development or other mining work thereon and thereunder as the Optionee in its sole discretion may consider advisable, always excepting that such work will be undertaken in compliance with the applicable mining laws of British Columbia and will in no way violate or put into jeopardy the status of the Property;

(d)

bring upon and erect upon the Property such mining facilities as the Optionee may consider advisable, always excepting that all municipal and surface tenement holder approvals for such have been previously obtained where required; and

(e)

remove from the Property and sell or otherwise dispose of reasonable quantities of any mineral products derived therefrom, for the purpose of obtaining assays or making other tests.

5.

TRANSFER OF PROPERTY

5. 1 Concurrently with the execution of this Agreement, the Optionor shall deliver to the Optionee beneficial transfers of a 100% interest in the Property, duly executed by the Optionor or the legal holder(s) of title to the Property, as applicable, which the Optionee shall be entitled to record in the name of the Optionee, or its wholly-owned subsidiary, if any, at such place or places of record as may be appropriate or desirable to effect the legal transfer of the Property to the Optionee, or its subsidiary; PROVIDED that until such time as the Optionee has ibIly exercised the Option and thereby become vested with a 100% interest in the Property, the Optionee shall hold the Property in trust for the Optionor, it being understood that the transfer of legal title pursuant to this paragraph is for administrative convenience only and not a transfer of beneficial interest.

5.2 In the event that this Agreement is terminated prior to the exercise of the Option. the Optionee shall forthwith execute and deliver to the Optionor an executed transfer or quit claim, in a form acceptable for registration, of the unearned interest in the Property, free and clear of any encumbrances which may have arisen during the term of the term of this Agreement.

6. ROYALTY INTEREST OF OPTIONOR

6. 1 The Optionor shall retain and be entitled to receive and the Optionee shall pay to the Optionor a Royalty equal to 3% of Net Smelter Returns.

7. OPTION TO PURCHASE ROYALTY

7. 1 The Optionee shall have the right to purchase all or any portion of the Royalty retained by the Optionor on the Property for a purchase price of $350,000 for each 1% of Net Smelter returns.  The Royalty purchase option may be exercised at any time up to the date that is 3 years from the Commercial Production Date, provided however royalty payments which are made from commercial production shall not be credited towards the purchase price of the Royalty interest.

8. NO PRODUCTION OBLIGATION

8.1 The Optionee shall be under no obligation whatever to place the Property into production, and in the event commercial production is commenced the Optionee shall have the right at any time to curtail or suspend such production as it in its discretion may determine.

9. COVENANTS

9.1

During the period prior to the exercise of the Option by the Optionee, the parties hereto hereby covenant and agree, each with the other, that they will not act, directly or indirectly, on their own, or through third parties in the acquisition, buying or staking other mineral properties on any ground that is within a four kilometre radius from the outside perimeter the mineral claims which comprise the Property, unless such acquisition is intended to form part of the Property and be subject to the terms of this Agreement. Should any acquisition, buying or staking of other mineral properties be undertaken as described above, then such properties will be claimed in the name of the Optionee and immediately delivered to the Optionee in good standing, at no charge, and will henceforth be considered to form part of the Property for all purposes of this Agreement.

9.2 During the currency of the Option, the Optionee shall:

(a)

keep the Property in good standing, subject to paragraph 9.3 hereof, by doing and filing of assessment work or by making payments in lieu thereof, and by the doing of all other acts and things and making all other payments which may be necessary in that regard, including the staking of claims upon expiry of the prospecting permits.

(b)

permit the Optionor, or its representative, duly authorized by it in writing, at its own risk and expense, access to the Property at all reasonable times and to all records prepared by the Optionee in connection with work done on or with respect to the Property, PROVIDED the Optionor shall not, without the prior written consent of the Optionee, such consent not to be unreasonably withheld, disclose any information obtained by it or communicated to it, to any third party except as may be required by regulatory bodies having jurisdiction;

(c)

furnish to the Optionor as soon as practical copies of all reports on the work carried out by the Optionee on or with respect to the Property and results obtained; in written and electronic format;

(d)

keep the Property clear of liens and other charges arising from its operations, and keep the Optionor indemnified in respect thereof,

(e)

carry on all operations on the Property in good and miner-like manner and in compliance with all applicable governmental regulations and restrictions;

(f)

record as assessment work upon the Property all work performed on the Property which qualifies as assessment work;

(g)

pay or cause to be paid any rates, taxes, duties, royalties, assessments or fees levied with respect to the Property or the Optionee’s operations thereon; and

(h)

indemnify and save the Optionor harmless in respect of any and all costs, claims, liabilities, including environmental, and expenses arising out of the activities on the Property.

9.3

During the currency of the Option, the Optionee may, from time to time, relinquish any portion of the Property which the Optionee has determined, in it’s sole discretion acting reasonably, to be of insufficient merit to warrant further expenditures (the “Relinquished Lands”); provided that the Optionee has furnished the Optionor with reasonable advance notice of such decision, in which case the Optionor may elect to retain the Relinquished Lands for it’s own benefit, and thereafter the Relinquished Lands shall no longer be subject to the terms of this Agreement, and the Optionee shall execute such documents as may be necessary to transfer title to the Relinquished Lands to the Optionor.

10.

REPRESENTATIONS AND WARRANTIES OF THE OPTIONOR

10.1

The Optionor represents and warrants to the Optionee that to the best of the knowledge of the Optionor, and after having made due inquiry:

(a)

the Optionor is the beneficial owner of a 100% interest in the Property, and as such has the valid and enforceable right to cause legal title to the mineral claims which comprise the Property to be transferred to the Optionee, or its subsidiary;

(b)

all documents necessary to register or record legal title to the mineral claims which comprise the Property have been duly filed in the appropriate legal jurisdiction and have been recorded in the appropriate mineral title office for the area in which the Property is located, and the Property fees have been paid and are up to date in accordance with the requirements of British Columbia law;

(c)

the mineral claims which comprise the Property are valid and subsisting claims, and are in good standing under the laws of British Columbia;

(d)

the mineral claims which comprise the Property have not been encumbered in any way;

(e)

the Optionor has authority to dispose of his interest in the Property in accordance with the terms hereof,

(f)

the Optionor, to the best of his knowledge, has not superimposed the mineral claims which comprise the Property over any valid pre-existing mineral claims; and

(g)

this Agreement has been duly executed and delivered by the Optionor and constitutes a valid and binding agreement of the Optionor enforceable against the Optionor in accordance with its terms.

11. REPRESENTATIONS AN]) WARRANTIES OF THE OPTIONEE

11. 1 The Optionee represents and warrants to the Optionor that:

(a)

the Optionee is a company incorporated pursuant to the laws of the Province of British Columbia, is in good standing with respect to all filings with the British Columbia Registrar of Companies;

(b)

the common shares of the Optionee are listed for trading on the Exchange;

(c)

the authorized capital of the Optionee consists of 100,000,000 of which 7,869,056 common shares were issued and outstanding as at March 31, 2003, excluding approximately up to 1,000,000 additional common shares which may be issued pursuant to certain financings which are in progress and any shares which may be issued pursuant to outstanding stock options and share purchase warrants as of the date hereof,

(d)

the Optionee is a reporting issuer under, and is in good standing with respect to, the securities laws of the Provinces of British Columbia and Alberta;

(e)

the Optionee is a “qualifying issuer”, as such is defined in Multilateral instrument 45-102; and

(f)

this Agreement has been duly executed and delivered by the Optionee and constitutes a valid and binding agreement of the Optionee enforceable against the Optionee in accordance with its terms.

12. TERMINATION OF OPTION BY OPTIONOR

12. l This Agreement and the Option granted hereunder shall be terminable by the Optionor by notice in writing to the Optionee in any of the following events:

(a)

If the Optionee should be in default in performing any of its obligations hereunder and has failed to take reasonable steps to cure such default within sixty (60) days after receipt of written notice of default from the Optionor; and

(b)

If the Optionee has not obtained the regulatory approval provided for in paragraph 30. 1 within the time limitation therein specified.

12.2

Upon termination of this Agreement by the Optionor the provisions of paragraph 15.1 shall apply.

13.

TERMINATION OF OPTION BY OPTIONEE

13.1

In addition to any other termination provisions contained in this Agreement, the Optionee shall at any time have the right to terminate this Agreement without liability therefore by giving thirty (30) days written notice of such termination to the Optionor, and in the event of such termination this Agreement, save and except for the provisions of paragraph 15. 1 hereof, concerning the obligations of the Optionee arising from termination, shall be of no further force and effect.

14.

DEFAULT

14.1

Notwithstanding anything in this Agreement to the contrary, if the Optionee should be in default in performing any requirements herein set forth, with the exception of property payments, the Optionor shall give written notice to the Optionee specifying the default, and the Optionee shall not lose any rights granted under this Agreement, unless, within sixty (60) days after the giving of a notice of default by the Optionor, the Optionee has failed to take reasonable steps to cure the default by the appropriate payment or performance, (the Optionee hereby agreeing that should it so comnence to cure any defect it will prosecute the same to completion without undue delay); and if the Optionee fails to take reasonable steps to cure any such default, the Optionor shall be entitled thereafter to terminate this Agreement and the provisions of paragraph 1 5. 1 shall then be applicable, and to seek any remedy it may have on account of such default.

15.

TERMINATION PRIOR TO ACQUISITION OF PROPERTY

15.1

If this Agreement is terminated prior to fulfillment of the payments, share issuances and commitments set forth in paragraph 2.1, the Optionee shall:

(a)

quit claim all interest in the Property to the Optionor, and re-transfer to the Optionor at no cost to the Optionor a 100% undivided right, title and interest in the Property, free and clear of all liens and encumbrances, and in good standing with respect to the performance of assessment work and the payment of any and all outstanding mining license fees due with respect to the mineral claims winch comprise the Property;

(b)

deliver to the Optionor copies of all reports, maps, drill logs, core assay results and any other relevant technical data compiled by the Optionee with respect to the Property in written and electronic format;

(c)

remove from the Property within six (6) months from the effective date of termination all mining facilities erected, installed or brought upon the Property by or at the instance of the Optionee, and leave the claims in a physical manner that is in compliance with all British Columbia governmental regulations including but not limited to that of the mining code and any environmental laws that may be in effect. Any mining facilities remaining on the Property after the

9

expiration of the said period shall, without compensation to the Optionee, and at the sole option of the Optionor, become the property of the Optionor; and

(d)

pay to the Optionor the fbll amount of any of the option payments set out in sub-paragraph 2. 1(a) that have accrued due prior to the date of termination and have not been paid.

16.

FORCE MAJEURE

16.1 If the Optionee or Optionor is prevented or delayed in complying with any provisions of this Agreement by reason of strikes, lockouts, labour shortages, power shortages, fires, wars, acts of God, governmental regulations restricting normal operations or reasons beyond the control of the Optionee or Optionor as the case may be, the time limited for the performance of the various provisions of this Agreement as set out above shall be extended by a period of time equal in length to the period of such prevention and delay. The Optionee or Optionor as the case may be, insofar as is possible, shall promptly give written notice to the other party of the particulars of the reasons for any prevention or delay under this paragraph, and shall take all reasonable steps to remove the cause of such prevention or delay and shall give written notice to the Optionor or Optionee as the case may be as soon as such cause ceases to subsist.

17. NOTICE

17. 1 Excluding those clauses herein to the contrary which entail specific remedies, any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered or if mailed by registered mail (save and except during the period of any interruption in the normal postal service) or sent by facsimile, in the case of the Optionor addressed as follows:

Rich River Exploration Ltd.

P.O. Box 131

Grindrod, B.C. V03 IYO

Fax:

(250)832.9482

and in the case of the Optionee addressed as follows:

LOGAN RESOURCES LTD.

Suite 1022-470 (iranville St.

Vancouver, BC. V6C 1V5

Attention:

Seamus Young

Fax:

(604) 689.0288

18.

OPT1ON ONLY

18.1 This Agreement is an option only and except as specifically provided otherwise, and unless the option is exercised nothing herein contained shall be construed as obligating the Optionee to do any acts or make any payments except as set forth herein. Any act or acts, or payment or payments as shall be made hereunder shall not be construed as obligating the

Optionee to do any ftirther act or make any further payment. If this Agreement is terminated prior to the option being exercised the Optionee shall not be bound thereafter in debt, damages or otherwise under this Agreement save and except as provided for in paragraph 15.1 and with respect to obligations arising from termination; and all payments theretofore paid by the Optionee shall be retained by the Optionor in consideration for entering into this Agreement and for the rights conferred on the Optionee thereby.

19. PAYMENTS

19.1 Any payments to the Optionor which the Optionee may make under the terms of this Agreement shall be in Canadian finds and shall be deemed to have been well and sufficiently made in a timely manner if bank drafts or certified cheques drawn on a Canadian chartered bank, payable to the Optionor are delivered to the Optionor at the address stipulated for receiving notices hereunder by prepaid international courier whose shipping manifest indicates a date which is on or before the date such payment is due.

19.2 All payments made by or on behalf of the Optionee under this Agreement shall be made in frill, free of and without deduction or withholding for or on account of any present or future taxes, withholdings, deposit requirements or other deductions, provided that, if any of the parties hereto or any agent of the parties shall be required by law or by any regulation or authority to deduct, deposit or withhold any amount from or in respect to any payment due under this Agreement, the Optionee shall pay such additional amounts to the Optionor as may be necessary so that after making all required deductions, deposits or withholding, the Optionor receives on the due date thereof an amount equal to the sum it would have received had no such deductions, deposits or withholdings been made.

19.3 The Optionee may, in its sole discretion, satisfy up to 50% of the cash payments described in sub-sections 2.1 (a)(iii) and (iv) by issuing additional common shares in the capital of the Optionee at a price equal to the average closing price of the common shares of the Optionee for the 10 trading days prior to the date that such payment is due. The Optionee shall provide the Optionor with notice of its intention to make a payment in shares as contemplated hereby, and shall issue and deliver the shares to the Optionor within 10 business days after such payment was due. The Optionor acknowledges that any shares to be issued under this section shall be subject to a hold period as prescribed by the Exchange andior the applicable securities legislation.

20. COSTS

20. 1 Each of the parties hereto shall bear its own costs in connection with the negotiation, preparation and finalization of the Agreement. The Optionee shall be responsible for all other costs associated with obtaining regulatory approval, including without limitation the costs of the Exchange.

21.

ASSIGNMENT

21.1

The Optionee may assign its rights, interests, obligations or liabilities under this Agreement, provided that if the Optionee assigns all or any portion of its interest in this Agreement prior to becoming vested with a 100% interest in the Property, then before such assignment shall be effective the assignee must agree in writing to be bound by the terms of this Agreement, including, without limitation, the right of the Optionor to receive the Royalty.

22.

CONFIDENTIAL INFORMATION

22.1

No information furnished by the Optionee to the Optionor under this Agreement in respect of the activities carried out on the Property by the Optionee, or related to the sale of product derived from the Property, shall be disclosed to the public or any other parties by the Optionor without the prior written consent of the Optionee, but such consent in respect of reporting of factual data shall not be unreasonably withheld.

23.

FURTHER ASSURANCES

23. 1

The parties hereto agree to execute all such further or other assurances and documents and to do or cause to be done all acts or things necessary to implement and carry into effect the provisions and intent of this Agreement.

24.

TIME OF ESSENCE

24.1

Time shall be of the essence of this Agreement.

25.

TITLES

25.1

The titles to the respective paragraphs hereof shall not be deemed as part of this Agreement but shall be regarded as having been used for convenience only.

26.

SUCCESSORS AND ASSIGNS

26. 1

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

27.

ARBITRATION

27. I If any question, difference or dispute shall arise between the parties or any of them in respect of any matter arising under this Agreement or in relation to the construction hereof the same shall be determined by the award of three arbitrators to be named as follows:

(a)

the party or parties sharing one side of the dispute shall name an arbitrator and give notice thereof to the party or parties sharing the other side of the dispute;

(b)

the party or parties sharing the other side of the dispute shall, within fourteen (14) days of receipt of the notice, name an arbitrator; and

(c)

the two arbitrators so named shall, within fifteen (15) days of the naming of the latter of them, select a third arbitrator.

27.2

The decision of the majority of these arbitrators shall be made within thirty (30) days after the selection of the latter of them. The expense of the arbitration shall be borne equally by the parties to the dispute. If the parties on either side of the dispute fail to name their arbitrator within the time limited or to proceed with the arbitration, the arbitrator named may decide the question. The arbitration shall be conducted in accordance with the provisions of the Commercial Arbitration Act (British Columbia), and the decision of the arbitrator or a majority of the arbitrators, as the case may be, shall be conclusive and binding upon all the parties.

28.

GOVERNING LAW

28.1

This Agreement shall be governed by and interpreted in accordance with the laws of the

Province of British Columbia.

29.

PRIOR AGREEMENTS

29. 1

This Agreement supersedes and replaces all prior agreements between the parties hereto with respect to the Property, including without limitation the letter agreement dated April 3, 2003, which said prior agreement shall be deemed to be null and void upon the execution hereof.  The parties agree that no finders fees are payable with respect to this Agreement.

30.

REGULATORY APPROVAL

30.1

This Agreement shall be subject to the acceptance of the Exchange. The Optionee will use its best efforts to obtain such acceptance, and if such approval has not been obtained on or before June 30, 2003, this Agreement shall be terminated by the Optionor on written notice to the Optionee.

31.

EXECUTION

3 1.1 This Agreement may be executed by the parties hereto in counterparts and facsimile signatures shall be acceptable.

IN WITNESS WHEREOF the parties hereto have hereunto executed these presents as of the day and year first above written.

SCHEDULE “A”

Referred to in the agreement dated for reference the 3rd day of April, 2003, between Rich River Exploration Ltd. and Logan Resources Ltd.

DESCRIPTION OF PROPERTY

The Property consists of the following mineral claims located in the Osoyoos Mining District, British Columbia:

Claim names

Claim Numbers

Registered Holder

Expiry Dates

Iron Horse 1 - 4

378233 - 378236

Craig Lynes

24 June 2003

Bolivar

400490

Craig Lynes

16 Feb. 2004

Bolivar 1 - 2

378231 - 378232

Craig Lynes

24 June 2003

Bolivar 3 - 8

399466 - 399471

Craig Lynes

1 Feb. 2004

There are no encumbrances, either registered or unregistered, affecting title to the mineral claims.